Exhibit 99
DeGolyer and MacNaughton
5001 Spring Valley

Road
Suite 800 East
Dallas, Texas

75244
February 17, 2022
ConocoPhillips
925 N. Eldridge Parkway
Houston, Texas

77079
Re: SEC Process Review

Ladies and Gentlemen:
Pursuant to your request,

DeGolyer and MacNaughton has performed a process

review of the
processes and controls used

by ConocoPhillips in preparing its internal estimates

of proved reserves, as of
December 31, 2021. This process review,

which is contemplated by Item

1202 (a)(8) of Regulation S–K of
the United States Securities and Exchange

Commission (SEC), has been performed specifically

to address
the adequacy and effectiveness

of ConocoPhillips’

internal processes and controls

relative to its
estimation of proved reserves

in compliance with Rules 4–10(a) (1)–(32) of Regulation

S–X of the SEC.

DeGolyer

and

MacNaughton

has

participated

as

an

independent

member

of

the

internal
ConocoPhillips Reserves Compliance Assessment Team in reviews and discussions with each of the relevant
ConocoPhillips business

units relative to

SEC proved

reserves estimation.

DeGolyer and MacNaughton

has
participated in the

review of all

major fields in all

countries in which

ConocoPhillips holds proved

reserves
worldwide.

ConocoPhillips has indicated that

these reserves represent over

90 percent of its estimated

total
proved reserves as of December 31, 2021.

The reviews

with ConocoPhillips’ technical staff

involved presentations

and discussions of a) basic
reservoir data,

including seismic data,

well-log data,

pressure and production tests, core analysis, pressure-
volume-temperature data

,

and production history,

b) technical methods employed

in SEC proved

reserves
estimation,

including

performance

analysis,

geology,

mapping,

and

volumetric

estimates,

c)

economic
analysis, and d) commercial

assessment, including the

legal basis for

the interest in

the reserves, primarily
related to

lease agreements

and other petroleum

license agreements,

such as concession

and production
sharing agreements.

ConocoPhillips
February 17, 2022

A

field

examination

was

not

considered

necessary

for

the

purposes

of

this

review

of
ConocoPhillips’ processes and controls

.
It is

DeGolyer and

MacNaughton’s

opinion that

ConocoPhillips’

estimates

of proved

reserves for
the

properties

reviewed

were

prepared

by

the

use

of

recognized

geologic

and

engineering

methods
generally accepted by the petroleum industry.

The method or combination of methods used in the analysis
of

each

reservoir

was

tempered

by

ConocoPhillips’

experience

with

similar

reservoirs,

stage

of
development,

quality

and

completeness

of

basic

data,

and

production

history.

It

is

DeGolyer

and
MacNaughton’s

opinion that the general processes

and controls employed by

ConocoPhillips in estimating
its December 31,

2021, proved reserves for the

properties reviewed are in accordance with

the SEC reserves
definitions.
This

process

review

of

ConocoPhillips’

procedures

and

methods

does

not

constitute

a

review,
study,

or

independent

audit of

ConocoPhillips’

estimated

proved

reserves

and

corresponding

future

net
revenues. This

process review

is not intended

to indicate

that DeGolyer and

MacNaughton is

offering any
opinion as to the reasonableness of the reserves estimates

reported by ConocoPhillips.
DeGolyer

and

MacNaughton

is

an

independent

petroleum

engineering

consulting

firm

that

has
been

providing

petroleum

consulting

services

throughout

the

world

since

1936.

Neither

DeGolyer

and
MacNaughton nor any employee

who participated in this project has any

financial interest, including stock
ownership, in ConocoPhillips.

DeGolyer and MacNaughton’s

fees were not

contingent on

the results of

its
evaluation.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas

Registered Engineering Firm F-716
/s/ Dilhan Ilk
Dilhan Ilk, P.E.
Senior Vice President
DeGolyer and MacNaughton